Exhibit 13.1
Sarbanes Oxley Act Section 906 Certification
Pursuant to 18 U.S.C. § 1350, the undersigned officer of The Governor and Company of the Bank of Ireland, a chartered corporation incorporated under the laws of Ireland (“Bank of Ireland”), hereby certifies, to such officer’s knowledge, that Bank of Ireland’s Annual Report on Form 20-F for the year ended 31 March 2007 (the “Report”) fully complies with the requirements of § 13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Bank of Ireland.

Date:	July 24, 2007

/s/ Brian J. Goggin

Name: Title:	Brian J. Goggin Group Chief Executive